Exhibit 99.1


      Teton Petroleum Acquires Interest in Piceance Basin Drilling Program Denver, February 16, 2005. Teton Petroleum Company (AMEX:TPE) announced the purchase of 25% of the membership interest in Piceance Gas Resources, LLC. Piceance Gas Resources, LLC owns approximately 6,300 gross and net acres northwest of the Grand Valley Field which has cumulative production of over 210 billion cubic feet (bcf) in the Piceance Basin in Western Colorado.

Teton purchased its 25% interest in Piceance Gas Resources, LLC from PGR Partners, LLC (who are former McMurray Energy Company executives), which is headquartered in Denver, Colorado. The purchase price of the 25% interest is $5.25 million cash and 450,000 unregistered shares of Teton common stock. Teton also issued PGR Partners, LLC warrants to purchase 200,000 shares of Teton common stock at an exercise price of $2.00 per share, exercisable for five years.

Piceance Gas Resources, LLC's 2005 capital program calls for the drilling of at least 8 wells. Long-term development plans may involve up to approximately 600 gross wells. Development programs in this region of the Piceance Basin gas fairway have recently been drilled on 10 acre density.

The purchase of the membership interest in Piceance Gas Resources is not related to the other acquisition pending in North America, which was previously disclosed by Teton in a Form 8-K filing on January 10, 2005. The company is continuing to implement its strategy of evaluating new exploration and production opportunities.



This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management.



Gillian D. Kane,
Vice President, Investor Relations
Teton Petroleum Company
Phone: (970) 846-1953
gkane@tetonpetroleum.com



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